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                                                                     EXHIBIT 8.1

                                January 14, 2004


Crescent Real Estate Equities Company
777 Main Street
Suite 2100
Fort Worth, TX 76102

Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933, as amended, of 3,400,000 6 3/4% Series A Convertible Cumulative Preferred Shares of beneficial interest of Crescent Real Estate Equities Company ("Crescent Equities"), par value $.01 per share, pursuant to a Registration Statement on Form S-3 (Registration No. 333-38071), including the prospectus, the prospectus supplements and all amendments, exhibits and documents related thereto (collectively, the "Registration Statement"), you have asked us to render an opinion with respect to the qualification of Crescent Equities as a real estate investment trust ("REIT") under sections 856 through 860 of the Internal Revenue Code.(1) All capitalized terms used but not otherwise defined herein shall have the respective meanings given them in the Registration Statement, as amended through the date hereof.

         We have acted as tax counsel for Crescent Equities in connection with the preparation of the Registration Statement. Specifically, for the purpose of this opinion, we have examined and relied on originals, or copies certified or otherwise identified to our satisfaction, of the following: (1) the Restated Declaration of Trust of Crescent Real Estate Equities Company; (2) the Third Amended and Restated Agreement of Limited Partnership of Crescent Real Estate Equities Limited Partnership, as amended (the "Operating Partnership Agreement"); (3) the Registration Statement; (4) copies of substantially all existing leases (including amendments) entered into as of the date hereof with respect to property owned by Crescent Real Estate Equities Limited Partnership (the "Operating Partnership") or subsidiaries of the Operating Partnership (the "Subsidiary Partnerships"); (5) the opinion of Sullivan & Cromwell regarding the REIT qualification of Americold Corporation; and (6) such other documents or information as we have deemed necessary for the opinions set forth below. In our examination, we have assumed


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(1) All section references herein are to the Internal Revenue Code of 1986, as amended (the "Code").

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Crescent Real Estate Equities Company
January 14, 2004
Page 2


the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

         In addition, these opinions are conditioned upon certain representations made by Crescent Equities and the Operating Partnership as to factual and other matters as set forth in a letter provided to us. These opinions are also based on the assumptions that (i) the Operating Partnership and the Subsidiary Partnerships will continue to be operated in accordance with the terms and provisions of their respective partnership agreements and operating agreements, (ii) Crescent Equities will continue to be operated in accordance with the terms and provisions of its Restated Declaration of Trust, and (iii) various elections, procedural steps, and other actions by Crescent Equities, the Operating Partnership, or the Subsidiary Partnerships will be completed in a timely fashion or otherwise carried out as so described in the letter referred to in the prior sentence.

         Unless facts material to the opinions expressed herein are specifically stated to have been independently established or verified by us, we have relied as to such facts solely upon the representations made by Crescent Equities and the Operating Partnership. We are not, however, aware of any facts or circumstances contrary to or inconsistent with the representations. To the extent the representations concern matters set forth in the Code or Treasury Regulations, we have reviewed with the individuals making such representations the relevant provisions of the Code, the Treasury Regulations and published administrative interpretations.

         Based upon the foregoing, we are of the opinion that (i) Crescent Equities qualified as a "real estate investment trust" as defined by sections 856 through 860 for its taxable years ended on or before December 31, 2003, (ii) Crescent Equities is organized in conformity with the requirements for qualification as a REIT and its current and proposed method of operation and ownership will enable it to continue to meet the requirements for qualification and taxation as a REIT for its current and future taxable years, and (iii) the statements in the Registration Statement set forth under the caption "Federal Income Tax Considerations," insofar as they purport to describe or summarize certain provisions of the agreements, statutes or regulations referred to therein, are accurate descriptions or summaries in all material respects, and the discussion thereunder expresses the opinion of Shaw Pittman LLP insofar as it relates to matters of United States federal income tax law and legal conclusions with regard to those matters. With respect to its current and future taxable years, however, we note that Crescent Equities'


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Crescent Real Estate Equities Company
January 14, 2004
Page 3


status as a REIT at any time is dependent, among other things, upon its meeting the requirements of section 856 throughout the year as a whole.

         The opinions set forth herein are based upon the existing provisions of the Code, Treasury Regulations, and the reported interpretations thereof by the Internal Revenue Service ("IRS") and by the courts in effect as of the date hereof, all of which are subject to change, both retroactively or prospectively, and to possibly different interpretations. We believe that the conclusions expressed herein, if challenged by the IRS, would be sustained in court. Because our opinions are not binding upon the IRS or the courts, however, there can be no assurance that contrary positions may not be asserted successfully by the IRS.

         The foregoing opinions are limited to the specific matters covered thereby and should not be interpreted to imply that the undersigned has offered its opinion on any other matter. These opinions are furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references to us in the Registration Statement. In giving this consent, however, we do not admit thereby that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                             Very truly yours,


                                             Shaw Pittman LLP


                                             By: /s/ Charles B. Temkin
                                                 -------------------------------
                                                 Charles B. Temkin, P.C.